RED METAL RESOURCES LTD. 1158 Russell Street, Unit D Thunder Bay, ON P7B 5N2

Red Metal Resources signs LOI to Merge with TomaGold

Thunder Bay, Ontario, September 19, 2016 - Red Metal Resources Ltd. (OTCPINK:RMES) (“Red Metal”) is pleased to report that it has signed a Letter of Intent (“LOI”) to sell, pursuant to a takeover bid, business combination or similar transaction, all of the issued and outstanding common shares of Red Metal Resources Ltd., namely 34,290,302 common shares, as well as all of the common shares of Red Metal that may be issued upon the exercise of any options, warrants or other convertible securities after the formal filing of the transaction but before its closing (the “Transaction”). The proposal would be that such Red Metal shareholders will receive in exchange an aggregate consideration of CAD$3,250,000 payable through: (i) the payment in cash of the Red Metal’s debts for a maximum amount of CAD$500,000; and (ii) for the remainder of the aggregate consideration, the issuance of class “A” common shares of the capital stock of TomaGold at a price that is the higher between the average market price over the 20 days before the execution date of the Definitive Agreement and of CAD$0.15, subject to a maximum price of CAD$0.20. The parties to the transaction are at arm's length.

The LOI includes customary provisions, including non-solicitation of alternative transactions, the right to match superior proposals and the closing by TomaGold of a financing of CAD$700,000 before the closing of the Transaction. The parties have agreed to a break-up fee of CAD$175,000 (i) payable to TomaGold if Red Metal is in default of this LOI and if a superior proposal is accepted by Red Metal’s shareholders, and (ii) payable to Red Metal if TomaGold does not complete the Transaction for reasons other than discovering an issue with their confirmatory due diligence.

Red Metal owns, or has the option to own, 100% of three projects (Farellon, Perth and Mateo) located in the prolific Candelaria iron oxide copper-gold (IOCG) belt of Chile's coastal Cordillera, host to Freeport McMoRan's Candelaria Mine and Anglo American's Mantoverde Mine.

Farellon property

(100% interest in six claims and option to earn a 100% interest in two claims)

The Farellon property is located 150 km southwest of Copiapo, Chile, and consists of eight mining claims totalling 1,234 hectares in the Carrizal Alto mining district, more precisely 3 km southwest of the historic Carrizal Alto mine. It is easily accessible year-round by dirt roads and is located close to power, water and a major urban centre, Copiapo, with a readily available mining workforce.

Historical records indicate that copper mining commenced at Carrizal Alto in the 1820s and continued on a significant scale, mostly by British companies, until 1891 when disastrous flooding occurred and mines closed. Historical reports indicate that the larger mines were obtaining good grades over significant widths in the bottom workings at the time of closure.  It is estimated that during this period, over 3 million tonnes with grades in excess of 5% copper and widths of 8 m was extracted, including a large quantity of direct shipping mineralized material at 12% copper (Source: Ulriksen, C. (1991), Carrizal Alto Mining District, Vallenar, III Region, Chile, 7 p.).

RED METAL RESOURCES LTD. 1158 Russell Street, Unit D Thunder Bay, ON P7B 5N2

Work completed to date on the Farellon property has been focused on a 1.6 kilometres stretch of mineralized veins hosted in a 10 to 25-metre-wide shear zone, a further 2.5 kilometres of this shear zone have been explored on surface and show similar geology and mineralization on surface as the zone that has been previously drilled. A total of 6,992 metres of drilling was completed in three programs along a 1.3 km strike length. The following table summarizes the best results obtained to date.

HOLE_ID	From (m)	To (m)	Length (m)	Cu (%)	Au (g/t)
FAR-96-007	25	34	9	1.05	0.38
FAR-96-009	72	83	24	1.01	0.57
FAR-96-009	62	65	3	2.24	0.67
FAR-96-015	59	79	20	0.98	0.99
FAR-96-015	99	109	10	1.02	0.18
FAR-96-022	29	39	10	1.31	1.53
FAR-96-022	100	108	8	2.49	3.72
FAR-96-023	132	147	15	1.42	0.60
FAR-96-024	33	36	3	2.89	0.94
FAR-96-025	65	85	20	1.22	0.97
FAR-09-B	75	86	11	0.67	1.35
FAR-09-C	73	103	30	0.79	0.55
FAR-09-C	77	82	5	4.16	2.57
FAR-11-001	36	49	13	2.51	0.35
FAR-11-001	36	44	8	3.95	0.53
FAR-11-001	37	43	6	5.09	0.64
FAR-11-006	80	112	32	1.35	0.99
FAR-11-006	84	96	12	2.18	2.10
FAR-13-002	47	54	7	2.15	0.28

The table above shows grades and widths of mineralization which are consistent with historic drilling results and have also given valuable geological information showing multiple veins and the potential for wide zones of economic mineralization. The true width of the drill hole intersections cannot be determined from the information available, as it was RC drilling.

In 2014, Red Metal entered into a contract with a Chilean artisanal miner allowing the artisanal miner to mine on the Farellon property in return for a 10% net sales royalty.  In January 2015 the artisanal miner first started selling mineralized material to ENAMI, a Chilean national mining company, and has since sold 9,953 tonnes of sulphide mineralized material grading 1.82% Cu, 6.56 g/t Ag and 0.25 g/t Au, as well as 1,813 tonnes of oxide mineralized material grading 1.56% Cu (Source: RMES Annual and Quarterly Reports).

In April 2015, the artisanal miner received all the necessary permits allowing them to increase their operations from 500 tonnes per month to 5,000 tonnes per month. Continued expansion of the Farellon property’s small-scale mining operation, through minimal capital expenditures, could significantly increase revenues and provide important geological and metallurgical information.

RED METAL RESOURCES LTD. 1158 Russell Street, Unit D Thunder Bay, ON P7B 5N2

Perth property

(100% interest)

The Perth property consists of 12 mining claims totaling 2,245 hectares in the Carrizal Alto mining district. It is contiguous to the Farellon project, but geologically different.

The property has been known to host gold and copper mineralization since the early 1900 when it was part of the Carrizal Alto mining complex. Modern exploration on the property started in 2008 and multiple surface mapping, trenching and drilling programs have been completed since then. More than 12 mineralized veins have been identified on the property. Significant results obtained from surface channel sampling are listed in the table below.

Sample ID	Northing	Easting	Elevation	Length	Au g/t	Cu %
778	6895914.00	308888.00	772	Reconnaissance	16.50	2.87
1962	6893308.58	308065.74	648	1.10	15.26	0.93
1977	6895153.72	308780.84	714	2.10	14.43	0.72
2938	6895006.00	308352.00	888	0.50	14.00	3.62
1960	6893313.57	308068.57	648	1.10	9.77	1.36
2975	6894308.00	308364.00	727	0.40	8.92	1.84
1903	6892715.11	307888.80	588	0.60	8.52	1.56
1952	6892720.24	307889.38	588	1.50	8.37	2.14
1961	6893307.92	308066.42	647	1.10	8.14	2.83
1923	6893265.79	308261.54	622	0.30	7.60	1.04
1921	6893260.81	308515.88	638	0.40	7.38	2.43
1913	6893501.66	308143.50	687	0.60	6.73	7.16
252	6892373.78	307952.33	581	0.35	6.48	1.32
1821	6896660.00	309450.00	671	1.10	5.86	4.09
1813	6896586.00	310019.00	584	1.30	5.71	2.88
3037	6895254.00	308254.00	901	0.30	5.26	8.76
2951	6894414.00	308406.00	741	0.55	4.89	2.08
1972	6895140.00	308797.00	778	1.20	4.75	1.68
1975	6895151.55	308790.60	757	1.40	4.47	5.90
2007	6897060.00	309956.00	563	1.50	4.07	3.78
1905	6893092.03	308001.35	660	0.80	3.13	3.98

Mateo property

(100% interest)

The Mateo property is a copper-gold-silver project consisting of 14 mining and exploration claims totaling 1,184 hectares located approximately 10 km east of Vallenar.

The property has undergone limited modern exploration including surface and underground RC drilling and artisanal mining on three separate mine sites, the Irene, Margarita and Santa Theresa mines.

RED METAL RESOURCES LTD. 1158 Russell Street, Unit D Thunder Bay, ON P7B 5N2

During August through October 2011, Red Metal carried out an in-depth geological mapping and sampling program on the property. A total of 138 reconnaissance samples were collected. The highest assay values returned from reconnaissance samples were 21 g/t Au and 10.3% Cu but more common values were between 1-3 g/t Au and 1-3% Cu. Detailed mapping identified nine significant mineralized zones where further work is recommended.

This LOI will automatically terminate without further action by TomaGold or Red Metal and be of no further force and effect upon the earliest to occur of: (a) the entering into of the Definitive Agreement; (b) the mutual written agreement by TomaGold and Red Metal; and (c) the 60th day following the date that this letter agreement is fully executed, or such later date as may be agreed to in writing by TomaGold and Red Metal.

The Transaction is subject to applicable shareholder, court and stock exchange approvals and the satisfaction of certain other closing conditions customary in transactions of this nature.

The technical content of this press release has been reviewed and approved by Caitlin Jeffs, P Geo., a qualified person as defined by National Instrument 43-101.

About Red Metal Resources Ltd.

Red Metal Resources is a mineral exploration company focused on aggressive growth through acquiring, exploring and developing copper-gold assets in Chile. Our projects are located in the prolific Candelaria iron oxide copper-gold (IOCG) belt of Chile’s coastal Cordillera, host to Freeport-McMoRan’s Candelaria Mine and Anglo American’s Mantoverde Mine. Red Metal is a fully reporting US public company quoted on the OTCQB under the symbol RMES. For more information, visit www.redmetalresources.com.

About TomaGold Corporation

TomaGold Corporation is a Canadian-based mining exploration company whose primary mission is the acquisition, exploration and development of gold projects in Canada and abroad.

Except for the statements of historical fact, the information contained herein is of a forward-looking nature. Such forward-looking information involves known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievement of the company to be materially different from any future results, performance or achievements expressed or implied by statements containing forward-looking information. Accordingly, you should not place undue reliance on statements containing forward looking information. The U.S. Securities and Exchange Commission permits mining companies, in their filings with the SEC, to disclose only those mineral deposits that a company can economically and legally extract or produce. We may use certain terms in our press releases, such as "measured," "indicated," and "inferred" resources, which the SEC guidelines generally prohibit companies from including in their filings with the SEC. Investors are urged to consider closely the disclosure in our Form 10-K, which may be obtained from us, or from the SEC website.

Contact:

RED METAL RESOURCES LTD. 1158 Russell Street, Unit D Thunder Bay, ON P7B 5N2

Red Metal Resources Ltd.

Caitlin Jeffs, P.Geo, CEO

807.345.7384

www.redmetalresources.com